Exhibit 99-a





                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 11-K




(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1994

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                     to


                         Commission File Number 1-11377



                                 CINERGY CORP.
                     DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)





                                 CINERGY CORP.
          (Name of issuer of the securities held pursuant to the plan)







                             139 East Fourth Street
                            Cincinnati, Ohio  45202
                    (Address of principal executive offices)

                       FINANCIAL STATEMENTS AND EXHIBITS




(a)  Financial Statements

     Report of Independent Public Accountants

     Statements of Financial Condition as of
          December 31, 1994 and 1993

     Statements of Income and Other Changes in Plan Equity for the Years Ended December 31, 1994, 1993, and 1992

     Notes to Financial Statements

     Financial Statement Schedules:
          Schedules I, II, and III are not applicable


(b)  Exhibits

     1)  Consent of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



We have audited the accompanying statements of financial condition of the CINERGY CORP. DIRECTORS' DEFERRED COMPENSATION PLAN as of December 31, 1994 and 1993, and the statements of income and other changes in plan equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1994 and 1993, and the results of its operations and changes in plan equity for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Cincinnati, Ohio,
April 14, 1995

                                       CINERGY CORP.

                          DIRECTORS' DEFERRED COMPENSATION PLAN

                            STATEMENTS OF FINANCIAL CONDITION



                                                Stock          Cash
                                               Accounts      Accounts       Total
AS OF DECEMBER 31, 1994

  ASSETS
    Amounts due from participating
      employers (Note A)                       $ 185 182     $ 28 284     $ 213 466


  PLAN EQUITY                                  $ 185 182     $ 28 284     $ 213 466




AS OF DECEMBER 31, 1993

  ASSETS
    Amounts due from participating
      employers (Note A)                       $  14 250     $  1 750     $  16 000


  PLAN EQUITY                                  $  14 250     $  1 750     $  16 000

        The accompanying notes are an integral part of these financial statements.

                                      CINERGY CORP.

                          DIRECTORS' DEFERRED COMPENSATION PLAN

                  STATEMENTS OF INCOME AND OTHER CHANGES IN PLAN EQUITY



                                                Stock         Cash
                                               Accounts     Accounts       Total

PLAN EQUITY AT DECEMBER 31, 1991            $   668 051    $ 297 116    $   965 167

  Investment income (Note C)
    Dividends earned                             43 933         -            43 933
    Interest earned                                -          12 207         12 207
      Net investment income                      43 933       12 207         56 140

  Unrealized appreciation (Note G)              113 968         -           113 968

  Contributions from participants (Note C)      166 750       29 250        196 000


PLAN EQUITY AT DECEMBER 31, 1992                992 702      338 573      1 331 275

  Investment income (Note C)
    Dividends earned                             62 430         -            62 430
    Interest earned                                -          11 158         11 158
      Net investment income                      62 430       11 158         73 588

  Unrealized appreciation (Note G)              283 591         -           283 591

  Contributions from participants (Note C)      195 500       31 750        227 250

  Participant withdrawals                    (1 519 973)    (379 731)    (1 899 704)


PLAN EQUITY AT DECEMBER 31, 1993                 14 250        1 750         16 000

  Investment income (Note C)
    Dividends earned                              3 476         -             3 476
    Interest earned                                -             534            534
      Net investment income                       3 476          534          4 010

  Unrealized appreciation (Note G)                7 578         -             7 578

  Contributions from participants (Note C)      161 878       26 000        187 878

  Participant withdrawals                        (2 000)        -            (2 000)


PLAN EQUITY AT DECEMBER 31, 1994              $ 185 182     $ 28 284      $ 213 466

       The accompanying notes are an integral part of these financial statements.

                                 CINERGY CORP.
                     DIRECTORS' DEFERRED COMPENSATION PLAN
                         NOTES TO FINANCIAL STATEMENTS


Note A - Plan Description

     The CINergy Corp. Directors' Deferred Compensation Plan (the Plan) was established to enable non-employee directors of CINergy Corp. (the Company) and its subsidiaries to defer the receipt of all or a portion of the compensation payable for services performed as a member of the board of directors of the Company or any of its subsidiaries. The Plan is not a funded plan; thereby, the Company and its subsidiaries have only a contractual obligation to make payments to participants as and when due. The administrative expenses of the Plan are paid by the Company. Further details of the Plan are provided in the Plan prospectus which has been distributed to all eligible Plan participants.

     In conjunction with the merger of PSI Resources, Inc., (PSI) with and into the Company on October 24, 1994, the PSI Resources, Inc. Directors' Deferred Compensation Plan (the PSI Plan) was merged into the Plan. The PSI Plan contained provisions substantially similar to the Plan.


Note B - Accounting Principles

     The accounts of the Plan are maintained on an accrual basis. Activity and balances related to the PSI Plan are reflected in the financial statements as though the PSI Plan has always been part of the Plan.


Note C - Investment Program

     Under the Plan, eligible participants may elect to defer all or any portion of the compensation payable for services performed as a member of the board of directors of the Company or its subsidiaries. Each participant elects to have the amounts deferred credited among two different accounts - a "Stock Account" and a "Cash Account" - as follows:

     Stock Account -

          A participant may elect to have any portion of deferred amounts treated as if invested in a number of shares of CINergy Corp. Common Stock, $.01 par value (Common Stock). When a participant elects to have amounts treated as if invested in Common Stock, the deferred amounts are deemed to be invested in a number of theoretical shares of Common Stock determined using the market price per share existing on the date each amount would otherwise have been payable to the participant. Dividends on the theoretical shares are assumed to be reinvested into additional theoretical shares determined using the existing market price per share as and when dividends on Common Stock are paid. A total of 7,880.100 and 552.711 theoretical shares were allocated to participants' Stock Accounts at December 31, 1994 and 1993, respectively.

     Cash Account -

          A participant may elect to have any portion of deferred amounts treated as if invested in an interest-bearing account. When a participant elects to have amounts treated as if invested in an interest-bearing account, the deferred amounts are deemed to be invested in a theoretical account on the date each amount would otherwise have been payable to the participant. Interest is accrued on and credited to the theoretical account at a rate that is equivalent to the interest rate for a one year certificate of deposit of $100,000 as quoted in The Wall Street Journal. The rate of interest is adjusted and compounded quarterly.

     Upon six-month prior notice, a participant may change the amount of compensation to be deferred and the allocation of amounts among the two accounts. However, any change in allocation among the two accounts will only apply to future deferred amounts, and not to existing account balances.

     At December 31, 1994, 1993 and 1992, there were four, five and six active participants with Stock Accounts, respectively, and one active participant with a Cash Account each.


Note D - Income Tax Status

     The Plan is not an "employee benefit plan" under the Employee Retirement Income Security Act of 1974, as amended, and is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Plan is subject to Federal income taxes; however, the unfunded nature of the Plan precludes the occurrence of a taxable event arising from the Plan's operation.

     Amounts deferred, along with any dividends and interest accrued thereon, are not considered taxable income to a participant until distributed (see Note E). Amounts distributed from the Plan are considered compensation taxable as ordinary income in the year distributed, in an amount equal to the total of all cash and the existing fair market value of all shares of Common Stock distributed.

     Subsequent dispositions of shares of Common Stock received from the Plan may result in capital gains (losses) equal to the amount realized over (under) the tax basis in the shares. The tax basis is generally considered to be the amount of ordinary income recognized in conjunction with the distribution from the Plan of the shares of Common Stock. To qualify as a long-term capital gain the shares must be held at least one year after distribution from the Plan.


Note E - Participant Withdrawals

     At the participant's election, amounts deferred under the Plan, together with earnings thereon, will be distributed either in a single lump sum payment or in equal annual installments of two to ten years. At the participant's election, the single lump sum payment or the first installment payment will be payable on the first business day of the calendar year immediately following the year in which the participant either (a) ceases to be a director, or (b) attains that age specified by Paragraph 203(f)(3) of the Social Security Act or its equivalent then in effect. Any additional installment(s) will be payable on the first business day of each succeeding year.

     All payments to be made under the Plan from a participant's Stock Account are to be made in the form of new issue shares of Common Stock or shares of Common Stock purchased on the open market, as determined by the Company, and cash in lieu of any fractional shares. All payments to be made under the Plan from a participant's Cash Account are to be be paid in cash.

     In the event of the death of a participant, all amounts due the participant are to be distributed within 90 days of the participant's death to the designated beneficiary or to the decedent's estate in accordance with the preceding paragraph.


Note F - Change in Control, Amendment, Termination and Forfeiture

     In the event of a "change in control" of CINergy, as defined in the Plan prospectus, all compensation deferred under the Plan will be immediately payable. In accordance with the foregoing provision, all amounts accumulated under the PSI Plan were disbursed to participants in December 1993 as a result of the approval of the CINergy merger by PSI's shareholders. Such approval constituted a "change in control".

     CINergy, at any time by action of its board of directors, may alter, amend, modify, revoke or terminate the Plan, or suspend payment of benefits under the Plan, except with respect to provisions relating to a "change in control" for a three year period following such "change in control".

     Any amounts remaining in a participant's Stock Account or Cash Account will be forfeited if the participant becomes affiliated with any utility or other company in Indiana, Ohio or Kentucky that competes with CINergy or its subsidiaries. Amounts will also be forfeited if a participant refuses a reasonable request to become a consultant after retiring as a member of the Company's or its subsidiaries' boards of directors.


Note G - Unrealized Appreciation of Stock Accounts

     The unrealized appreciation of assets included in the Plan equity of the Stock Accounts is as follows:


          BALANCE AS OF DECEMBER 31, 1991         $ 89 797

            Change for 1992                        113 968


          BALANCE AS OF DECEMBER 31, 1992          203 765

            Change for 1993                        283 591

            Less unrealized appreciation
              on 1993 distributions                487 356


          BALANCE AS OF DECEMBER 31, 1993             -

            Change for 1994                          7 578


          BALANCE AS OF DECEMBER 31, 1994         $  7 578

                                   SIGNATURES


     THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CINERGY CORP. DIRECTORS' DEFERRED
Date:  April 24, 1995                            COMPENSATION PLAN
                                         ---------------------------------
                                                     (The Plan)



                                                 /s/ Van P. Smith
                                         ---------------------------------
                                                    (Van P. Smith,
                                         Chairman, Compensation Committee)

                                                         EXHIBIT 99-a-1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




          As independent public accountants, we hereby consent to the incorporation of our report included in this Form 11-K into CINergy Corp.'s previously filed Registration Statement File No. 33-56089.



ARTHUR ANDERSEN LLP



Indianapolis, Indiana,
April 24, 1995.